EXHIBIT 9.1
VOTING TRUST AGREEMENT
     This Voting Trust Agreement is made and entered into on this 8th day of November, 2005, by and among ROSS H. MANDELL (“Mandell”) , Sky Capital Enterprises, Inc (“SCE”), Sky Capital UK Ltd. (“SkyUK”), Sky Capital LLC (“SkyLLC”), GSW Holdings LLC (“GSW” and, together with Mandell, SCE, SkyUK and SkyLLC, the “Beneficiaries”) and Marc S. Krieg (hereinafter referred to as the “Voting Trustee”), and provides as follows:
RECITALS
     A. WHEREAS, Mandell is the direct beneficial owner of 1,030,273 shares of Common Stock (the “Mandell Outstanding Shares”) of Global Secure Corp., a Delaware corporation (the “Company”), is the beneficial owner of stock options exercisable to purchase an additional 459,400 shares of Common Stock of the Company and will become, contemporaneously with the Company’s initial public offering (the “IPO”), the beneficial owner of an additional stock option to purchase 34,455 shares of Common Stock of the Company (such options together referred to as the “Options” and the shares issuable upon exercise of the Options, the “Mandell Option Shares”); and
     B. WHEREAS, SCE is the beneficial owner, and Mandell is the indirect beneficial owner, of 2,129,165 shares of Common Stock of the Company, including 1,148,502 shares of Common Stock issuable upon the conversion of preferred stock of the Company, which conversion will occur automatically upon the closing of the initial public offering of the Company (such shares of Common Stock together referred to as the “SCE Outstanding Shares” and, together with the Mandell Outstanding Shares, the “Outstanding Shares”); and

     C. WHEREAS, SkyUK, SkyLLC and GSW are the beneficial owners, and Mandell is the indirect beneficial owner, of warrants (the “Warrants”) exercisable to purchase an aggregate of 240,580 shares of Common Stock of the Company (the “Warrant Shares”); and
     D. WHEREAS, the parties hereto desire to establish the voting trust described herein, all upon the following terms and conditions.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto mutually agree and covenant as follows:
     1. Establishment of Trust. The parties hereby establish a voting trust in the manner and in accordance with the terms and conditions as described herein, which voting trust shall become effective immediately prior to the effectiveness of the Company’s registration statement on Form S-1 filed in connection with the IPO (the date of such effectiveness, the “Effective Date”), and shall terminate as provided in Paragraph 7 below. In the event the Company does not complete the IPO within three months of the date hereof, this Voting Trust Agreement shall become null and void and any shares and share certificates deposited hereunder shall be re-registered in the names of the respective Beneficiaries.
     2. Deposit of Shares. The applicable Beneficiaries shall, on or prior to the Effective Date, deliver or cause to be delivered to the Voting Trustee certificates evidencing ownership of the Outstanding Shares registered in the name of, or otherwise directly owned by or indirectly controlled by, the Beneficiaries and duly endorsed for transfer. It is acknowledged that some of the Outstanding Shares (the “Green-Shoe Shares”) are expected to be subject to the over-allotment option of the underwriters in connection with the IPO and have been deposited into a separate custody arrangement, with the Company serving as custodian, to facilitate the exercise by the underwriters of such option. With respect to any Green-Shoe Shares not sold in the IPO, the applicable Beneficiaries shall, upon expiration of the underwriters’ over-allotment option and the expiration of the custody arrangement, cause the Company to deliver to the Voting Trustee certificates evidencing ownership of such remaining Green-Shoe Shares. The Voting Trustee shall submit all certificates delivered to it hereunder from time to time to the Company for transfer with the instructions that the certificate(s) are to be re-issued in the name of “Marc S.

Krieg, as voting trustee under Voting Trust Agreement dated November 8, 2005” and shall bear the notation that said Outstanding Shares are subject to the terms and provisions of this Voting Trust Agreement (“Trustee’s Certificates”). In the event any Beneficiary shall acquire any other voting shares of the Company, whether upon exercise of the Options, the Warrants or otherwise (including voting shares in book-entry format through an account or accounts maintained by or through Cede & Co., as nominee for the Depository Trust Company), at any time after the Effective Date hereof, said shares shall be subject to the terms of this Voting Trust Agreement and the applicable Beneficiary shall immediately deliver or cause to be delivered all such shares to the Voting Trustee. The term “Shares” as used herein shall include the Outstanding Shares and all other shares of the Company acquired by the Beneficiaries after the date hereof including, if applicable, the Option Shares and the Warrant Shares. Solely for purposes of this Agreement, the term “Control” shall mean the possession, directly or indirectly, of the power to direct the voting of Shares, whether through an ownership interest in another entity, by contract or otherwise.
     All Shares now or hereafter delivered to the Voting Trustee shall be deemed to be held by the Voting Trustee in trust, subject to the terms and conditions of this Voting Trust Agreement.
     A Beneficiary may direct the Voting Trustee to deposit the Shares represented by such Beneficiary’s Voting Trust Certificates with any member of the National Association of Securities Dealers, Inc. that is an Unaffiliated Holder (as hereinafter defined) as the Beneficiary shall direct, to be held by such firm in the name of the Voting Trustee or in “street name”, provided that the account shall be in the name of the Voting Trustee who shall retain all voting rights with respect to such Shares granted to him hereunder.
     3. Voting Trust Certificate. Contemporaneously with the deposit of the Outstanding Shares, the Voting Trustee shall issue, in the name of the applicable Beneficiary, a Voting Trust Certificate in respect of the Outstanding Shares delivered by such Beneficiary to the Voting Trustee pursuant to the term hereof, which Voting Trust Certificate shall be in the form of Exhibit “A” attached hereto. Upon the delivery of any other Shares to the Voting Trustee as contemplated in Section 2 above, the Voting Trustee shall issue, in the name of the applicable Beneficiary, a similar Voting Trust Certificate in respect of such additional Shares.
     The Voting Trustee shall maintain a register of all holders of outstanding Voting Trust Certificates. Any transfer of Voting Trust Certificates or of the Shares which comply with all restrictions thereon shall be recorded in said register and shall vest in the transferee all rights of the transferor and shall subject the transferee to the same limitations as those imposed upon the transferor by the terms of the Voting Trust Certificate so transferred and this Voting Trust Agreement, provided, that (i) Shares transferred in an open market sale; and (ii) Shares transferred pursuant to a bona fide transfer to an Unaffiliated Holder (as hereinafter defined), shall not be subject to the limitations imposed by the terms of the Voting Trust Certificate or this Voting Trust Agreement. In the event of a transfer of the kind specified in (i) or (ii) above, Voting Trustee shall submit to the Company the Trustee’s Certificates together with instructions for issuance, in accordance with the instructions of the applicable Beneficiary, of certificate(s) evidencing the number of Shares so transferred and issuance to Voting Trustee of Trustee’s Certificates for the balance of the Shares not so transferred. In the event of a transfer of a kind not specified in (i) or (ii) above, prior to any such transfer being consummated, the transferee shall deliver to the Voting Trustee an executed voting trust agreement covering the Shares which are the subject of such transfer in form substantially identical to this Agreement (unless such transferee is already a Beneficiary under this Agreement). In addition, in the event any of the Beneficiaries other than Mandell shall become an Unaffiliated Holder after the date hereof, the

Voting Trustee shall, upon the written request of such Beneficiary certifying that it has become an Unaffiliated Holder and the receipt of evidence reasonably satisfactory to the Voting Trustee corroborating such certification, arrange for the Shares represented by such Beneficiary’s Voting Trust Certificate(s) to be re-registered in such Beneficiary’s name, in which case such Shares shall no longer be subject to the provisions of this Agreement and shall cease to be “Shares” hereunder.
     4. Dividends on Shares. The registered holder of any Voting Trust Certificate shall be entitled, until termination of this Voting Trust Agreement as hereinafter provided, to receive from time to time payments equal to the amount of cash dividends, if any, collected or received by the Voting Trustee or his successors upon the number of Shares in respect of which such voting Trust Certificates were issued, less the deductions or withholdings for any taxes, assessments, or other charges that may be required by any present or future law, to be deducted or withheld from said dividends. A dividend payment shall be made to the registered holders of the Voting Trust Certificates as soon as practicable after the receipt of such dividends by the Voting Trustee. In the event any dividend with respect to the Shares is paid other than in cash, the dividend shall be delivered in kind to the registered holder of the Voting Trust Certificates, as provided for herein; provided, however, that if any such dividend shall be paid in voting securities of the Company, the Voting Trustee shall hold, subject to the terms of this Voting Trust Agreement, the certificates for such voting securities which shall be received by them or him on account of such dividend, and the registered holder of each Voting Trust Certificate shall be entitled to have issued to him one or more additional Voting Trust Certificates issued under this Voting Trust Agreement for the voting securities in the amount or number received by or for the Voting Trustee.

     5. Subscription To New Shares Or Securities. In the event the Company offers any of its Shares or other securities to its shareholders for purchase on a pro rata basis, such as by subscription or rights offering , then upon receiving from the registered holder of any Voting Trust Certificate, prior to the time limited by the Company for subscription and payment, a request to subscribe in his or its behalf and the money required to pay for a stated amount of such Shares or other securities (not in excess of the ratable amount subscribable in respect to the Shares represented by said Voting Trust Certificate), the Voting Trustee will endeavor to make such subscription and payment, and, upon receiving from the Company the share certificates or other securities so subscribed will, if voting securities, issue Voting Trust Certificates in respect thereof to the registered holder of the Voting Trust Certificates who shall have made such request and payment, and, if non-voting securities, will deliver such non-voting securities to the registered holder of the Voting Trust Certificates who shall have made such request and payment which non-voting securities shall be registered in the name of the registered holder of the Voting Trust Certificates or if registered in the name of Voting Trustee shall be duly endorsed for transfer. Notwithstanding anything to the contrary contained herein, no Beneficiary shall hereafter acquire additional shares of Common Stock if, following such acquisition, the aggregate number of shares of Common Stock held beneficially by all Beneficiaries would exceed the number of shares beneficially held by them on the date hereof; provided, however, that the prohibition in this sentence shall not apply to (i) the acquisition of shares as a result of a stock split, stock dividend or similar corporate action by which all holders of Common Stock are entitled to receive additional shares proportionately, (ii) the acquisition of shares in a stock offering by the Company so long as such acquisition does not increase the proportionate aggregate beneficial interest of the Beneficiaries taken together, or (iii) the acquisition of shares upon the exercise of stock options or warrants or the conversion of preferred stock held by a Beneficiary on the date hereof and described in the Recitals hereto. In any event, the provisions of this Voting Trust Agreement shall not apply to shares of the Company’s stock acquired by SkyLLC or SkyUK, each of which is a registered or regulated broker-dealer, in transactions conducted on behalf of customers in the normal course of business in its capacity as a broker-dealer, other than transactions in the capacity of a market maker for the Common Stock.
     6. Trustee.
          (a) Rights And Powers Of Trustee. So long as the Voting Trustee shall be deemed to hold the Shares in trust, the Voting Trustee shall possess, and in his discretion shall be entitled to exercise in person or by nominees, agents, attorneys-in-fact, or proxies, as absolute owners and holders of the Shares all voting rights and powers attendant thereto, including the right to assent, or consent with respect thereto, to take part in and consent to any corporate or shareholder action of any kind whatsoever. The registered holder of Voting Trust Certificates (including the applicable Beneficiary) shall retain the right to sell, transfer or hypothecate the Shares, subject to the provisions of Paragraph 3 hereof, covered by the Voting Trust Certificate registered in such holder’s name. The Voting Trustee shall have the right to vote on, assent or consent to any matter or action of any character whatsoever that may be presented at any shareholder’s meeting or which requires the consent of the shareholders of the Company (collectively, the “Stockholder Matters”), provided, that with respect to any Stockholder Matter acted upon by vote, (i) the Voting Trustee shall be required to vote that number of Shares in favor of such Stockholder Matter equal to the number of Shares determined by multiplying the total number of Shares by the Approval Ratio; and (ii) the Voting Trustee shall be required to vote that number of Shares against such Stockholder Matter equal to the amount determined by multiplying the total number of Shares by the Dissenting Ratio; and with respect to any Stockholder Matter acted upon by consent, the Voting Trustee shall provide such consent as to the number of Shares determined by multiplying the total number of Shares by a fraction, the numerator of which shall be the number of shares held by Unaffiliated Holders consenting to such Stockholder Matter and the denominator of which shall be the number of shares entitled to vote thereon excluding the Shares. The term “Approval Ratio” shall mean the fraction, the numerator of which is the number of shares voted in favor of a Stockholder Matter by Unaffiliated Holders and the denominator of which shall be the total number of shares actually voted on such Stockholder Matter by all Unaffiliated Holders. The term “Dissenting Ratio” shall mean the fraction, the numerator of which is the number of shares voted against a Stockholder Matter by Unaffiliated Holders and the denominator of which shall be the total number of shares actually voted on such Stockholder Matter by all Unaffiliated Holders. The term “Unaffiliated Holders” shall mean holders of Company voting securities that are not: (i) an affiliate of Mandell; (ii) a person or entity that directly or indirectly, through one or more intermediaries, controls or is under common control with Mandell or (iii) a family member of Mandell, where “family member” means any spouse, ex-spouse, parent, step-parent, grandparent, child, step-child, grandchild, sibling, aunt, uncle, cousin, niece, nephew, father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships. For the avoidance of doubt, but solely for purposes of this Voting Trust Agreement, it is acknowledged by the Beneficiaries that each of SCE, SkyUK, SkyLLC and GSW, as well as Sky Capital Holdings, Inc., are currently affiliates of Mandell. It is expressly acknowledged by the parties hereto that no voting rights shall pass to any Beneficiary by or under the Voting Trust Certificates or to any transferee or registered holder thereof. For purposes hereof, the Voting Trustee may assume that any and all shares of Company voting stock not held by the Voting Trustee under this Agreement or any other agreement that purports to restrict the voting rights of the Shares are held by Unaffiliated Holders.
          (b) Conflicts. The Voting Trustee may act as a director or officer of the Company, and he or any firm which he may be a member of or any corporation in which he may be a shareholder, director or officer, may contract with the Company, or may be monetarily interested in any transaction to which the Company may be a party, or in which it may in any way be interested, as though he were not a Voting Trustee.
          (c) Liability Of Voting Trustee. In exercising the rights and powers of the Voting Trustee, the Voting Trustee will exercise his best judgment; provided, however, the Voting Trustee shall assume no responsibility in respect to any action taken by him or his agent and no Voting Trustee shall incur any responsibility by reason of any error of law or of anything done, suffered or omitted, except for his own individual willful misconduct. The Voting Trustee shall not be required to give any bond or other security for the discharge of his duties.
          (d) Compensation; Indemnification. The Voting Trustee shall receive such compensation for his services as a Voting Trustee hereunder as shall be agreed upon by the Voting Trustee and the Beneficiaries. The Beneficiaries shall be liable for and shall indemnify and hold harmless the Voting Trustee as well as his representatives and agents against, defend and hold each of them harmless from, any and all claims, actions, judgments, damages, losses, liabilities, costs, transfer or other taxes, or expenses (including without limitation reasonable attorney’s fees and expenses) (each, a “Loss”, collectively “Losses”) which may be paid, incurred or suffered by any of them, or to which any of them may become subject, arising out of or incident to this Agreement, or which may arise out of acts performed or omitted in connection with this Agreement, as the same may be amended, modified or supplemented from time to time, or the administration of any duties hereunder, or arising out of or incident to compliance with the instructions set forth herein or with any instructions delivered pursuant hereto, or as a result of defending against any claim or liability resulting from such party’s actions hereunder, provided, however that none of them shall be entitled to indemnification for any Loss arising out of his gross negligence or willful misconduct. The obligations set forth in this Paragraph 6(d) shall survive the termination of this Agreement.
          (e) Resignation of And Successor Voting Trustee. The Voting Trustee may at any time resign his position as Voting Trustee, but shall nominate a successor Voting Trustee who shall have all rights, powers and obligations of the Voting Trustee as set forth in this Voting Trust Agreement and who shall acknowledge such appointment by signing a counterpart signature page hereto. The fact that any Voting Trustee has resigned his position as a Voting Trustee, so long as a successor has been nominated, shall not act, or be construed to act, as a release of any Shares from the terms and provisions of this Voting Trust Agreement. In case a vacancy shall hereafter exist in the office of the Voting Trustee due to death or inability to act of the Voting Trustee, such vacancy shall be filled by a person who shall not be affiliated with Mandell, who shall be agreed upon by Mandell and the Company’s Chief Executive Officer and who shall be reasonably acceptable to the Nasdaq Listing Qualifications department, and such successor Voting Trustee shall have all the rights, powers and obligations of a Voting Trustee hereunder in the same manner as if originally named as Voting Trustee herein.
     7. Termination. This Voting Trust Agreement shall terminate upon the earlier to occur of (a) the sale of all of the remaining Shares covered hereby to an Unaffiliated Holder or (b) such time as the Shares constitute in the aggregate less than 5% of the total number of shares of voting stock of the Company then outstanding; provided, however, that in the event Mandell and/or any of the persons described in clauses (i) through (iii) of the definition of Unaffiliated Holders thereafter acquire additional shares of Common Stock with the result that all such persons together hold more than 5% of the total number of shares of voting stock of the Company, then such persons shall as soon thereafter as reasonably practicable enter into a new voting trust agreement substantially identical with this Voting Trust Agreement and deposit such shares into such trust (and such persons shall, following the first acquisition of shares that results in all such persons together holding more than 5% of the total number of shares of voting stock of the Company, refrain from further accumulations of Common Stock until such trust is established and such shares are so deposited). In any event, following termination of this Voting Trust Agreement, Mandell and the persons described in clauses (i) through (iii) of the definition of Unaffiliated Holders shall not acquire additional shares of Common Stock with the result that all such persons together hold more than 20% of the total number of shares of voting stock of the Company. This Voting Trust Agreement may also be terminated at anytime with the consent of Mandell and the Nasdaq Listing Qualifications department. Except as otherwise provided herein, the trust created by this Voting Trust Agreement is hereby expressly declared to be irrevocable.
     8. Filing of Duplicate; Reliance by Company. A duplicate of this Voting Trust Agreement and any extension hereof shall be filed with the Secretary of the Company and shall be open to inspection by a shareholder, a registered holder of a Voting Trust Certificate, or the agent of either upon the same terms as the record of shareholders of the Company is open to inspection.
     The Company or any of its officers or directors may conclusively presume the validity of any act or activity by the Voting Trustee in connection with the Shares in either of the following events:

          (a) If at any regular or special meeting of the holders of the Company the Voting Trustee is present and the Voting Trustee votes, assents or consents to any shareholder action taken at such meeting;
          (b) If at any regular or special meeting of shareholders of the Company, there has been presented at such meeting to the Secretary, or in the Secretary’s absence, to any officer of the Company present a written certificate executed, under penalty of perjury, by the Voting Trustee, and the certificate sets forth any action agreed to be taken or other authorization given by the Voting Trustee signing such certificate.
     The Voting Trustee and Beneficiaries shall be estopped to deny the validity of any action taken pursuant to (a) or (b) above.
     Notwithstanding the above, no corporate officer, director or employee who, in good faith, relies upon any act or activity of the Voting Trustee, taken in connection with the Shares, shall be held liable to any person or entity for any cause whatsoever arising as a result of such reliance.
     9. Notices. Any notice required hereunder to be given to a registered holder of a Voting Trust Certificate shall be deemed delivered if delivered personally or mailed, postage prepaid, to such registered holder at the address of such registered holder appearing in the records of the Voting Trustee. Voting Trustee shall promptly deliver or cause to be delivered to the registered holders of Voting Trust Certificates all notices, statements, correspondence or information received by Voting Trustee as registered holder of the Shares. Every notice so given shall be effective whether or not received, upon five (5) days after delivery or mailing of the same. Any notice to be given to the Voting Trustee shall be sufficiently given if personally delivered or mailed, postage prepaid, to such Voting Trustee at the addresses set forth on the register of Voting Trust Certificates maintained by the Voting Trustee.

     10. Severability. In the event that any term or provision of this Voting Trust Agreement is deemed invalid or unenforceable by a court of competent jurisdiction, then the remaining terms and conditions hereof shall not be effected thereby.
     11. Governing Law. This Voting Trust Agreement shall be governed by the laws of the State of New York, without respect to principles of conflicts of laws.
     12. Inurement. This Voting Trust Agreement shall be binding on and shall inure to the benefit of each of the parties hereto, and their respective heirs, executors, administrators, successors and assigns.
     13. Counterparts. This agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Any party that delivers a signature page via facsimile agrees to later deliver an original counterpart to any party that requests it.
     14. Attorney Fees. In the event any action or proceeding is brought as a result of any alleged breach, default or dispute under the terms or provisions hereof or for the purpose of enforcing or interpreting any of the terms or provisions hereof, the prevailing party in any such an action or proceeding shall be entitled to recover from the other, in addition to such other relief as the prevailing party may be entitled, the prevailing party’s reasonable attorney fees and legal costs incurred in that action or proceeding (including all amounts paid to the Voting Trustee to fulfill the indemnification obligations contained in Paragraph 6(d)).

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Trust Agreement on the date set forth above.

BENEFICIARIES:		VOTING TRUSTEE:

/s/ Ross H. Mandell		/s/ Marc S. Krieg

Ross H. Mandell		Marc S. Krieg

SKY CAPITAL ENTERPRISES, INC.

By:	/s/ Michael Recca

Name: Michael Recca
Title: V. President

SKY CAPITAL UK LTD.

By:	/s/ Michael Recca

Name: Michael Recca
Title: Director

SKY CAPITAL LLC

By:	/s/ Michael Recca

Name: Michael Recca
Title: President

GSW HOLDINGS LLC

By:	/s/ Ross H. Mandell

Name: Ross H. Mandell
Title:

Acknowledged by:

GLOBAL SECURE CORP.

By:	/s/ Eric S. Galler

Name: Eric S. Galler
Title: Senior Vice President and General Counsel

EXHIBIT A
VOTING TRUST CERTIFICATE
     This certifies that [___] is the beneficial owner of [___] (___) shares of Common Stock, $.0001 par value, of Global Secure Corp., a Delaware corporation (“Company”), which shares are held in trust by the Voting Trustee under the Voting Trust Agreement between Ross H. Mandell, Sky Capital Enterprises, Inc., Sky Capital UK Ltd., Sky Capital LLC, GSW Holdings LLC and Marc S. Krieg, as Voting Trustee, dated as of November 8, 2005 (the “Voting Trust Agreement”). This Voting Trust Certificate is transferable on the books of the Voting Trustee pursuant and subject to the terms of the Voting Trust Agreement. The holder of this Certificate has all of the rights to which a holder of a Voting Trust Certificate issued pursuant to the Voting Trust Agreement is entitled.
Dated:                     , 200_

Voting Trustee
SALE, PLEDGE OR OTHER DISPOSITION OR TRANSFER OF THIS VOTING TRUST CERTIFICATE AND THE SHARES OF STOCK OF GLOBAL SECURE CORP. REPRESENTED HEREBY IS RESTRICTED BY THE TERMS OF THE VOTING TRUST AGREEMENT, DATED AS OF NOVEMBER 8, 2005, WHICH MAY BE EXAMINED AT THE CORPORATE OFFICE OF GLOBAL SECURE CORP.

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